Exhibit 99.1

Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 1 (415) 973-5930 | www.pgecorp.com

July 13, 2015

PG&E announces promotion of senior officers as part of streamlined organizational structure

SAN FRANCISCO – With the upcoming retirement of Pacific Gas and Electric Company President Chris Johns, which was previously announced, PG&E today said it is promoting three senior executives and implementing a new, streamlined organizational structure for senior management.

Geisha Williams is being promoted to the expanded role of president, Electric Operations, and Nick Stavropoulos is being promoted to the expanded role of president, Gas Operations. Both are currently executive vice presidents.

In addition to her previous responsibilities for all non-nuclear electric operations, Williams will take on additional responsibility for the enterprise-wide Customer Care organization, led by Senior Vice President and Chief Customer Officer Laurie Giammona, and for the Diablo Canyon Power Plant, led by Senior Vice President and Chief Nuclear Officer Ed Halpin.

In addition to his previous responsibilities for all gas operations, Stavropoulos will take on additional responsibility for the enterprise-wide Information Technology organization, led by Senior Vice President and Chief Information Officer Karen Austin, and the Safety and Shared Services organization, led by Senior Vice President Des Bell.

PG&E is promoting John Simon from senior vice president of Human Resources to a new role as executive vice president of Corporate Services and Human Resources, reporting to PG&E Corporation Chairman and CEO Tony Earley.  In this capacity, Simon will take on additional responsibility for Corporate Affairs, led by Senior Vice President Helen Burt; Regulatory Affairs, led by Senior Vice President Steve Malnight; and Corporate Strategy, led by Vice President Elisabeth Brinton.

Earley said: “These changes provide a simpler, more efficient structure while supporting a strong focus on safety and operational excellence as well as a superior customer experience as part of our mission to provide safe, reliable, affordable, clean electric and gas service to 16 million Californians. We are fortunate to have exceptionally strong, collaborative leaders in Nick, Geisha and John as well as all of our other senior officers who are leading enterprise-wide functions at PG&E.”

The new roles will become effective Aug. 17. At that time, Johns will become vice chairman of Pacific Gas and Electric Company, focusing on transition matters until his retirement at the end of the year.

Background

Williams joined PG&E in 2007 from Florida Power and Light Company, where she held officer-level positions leading electric distribution, as well as a variety of positions of increasing responsibility in customer service, marketing, external affairs, and electric operations. As executive vice president of PG&E’s electric operations, she has had responsibility for the end-to-end delivery of safe, reliable, affordable and clean electric service to 16 million people in northern and central California, including hydroelectric and fossil generation, energy procurement and trading, and electric transmission and distribution operations. She has also overseen the integration of new smart grid technologies, led PG&E's planning and response to emergencies and natural disasters, and overseen enterprise project governance.

Stavropoulos joined PG&E in 2011 from National Grid. Stavropoulos has more than 30 years of experience in the gas industry. Before PG&E, he served as executive vice president and chief operating officer for National Grid, where he was responsible for all aspects of its gas distribution business. As executive vice president of PG&E’s gas operations, he has been responsible for the maintenance, construction and restoration of PG&E's natural gas transmission and distribution system.

Simon joined PG&E in 2007. Simon, who holds a law degree from Georgetown University, has 25 years of experience in the human resources and legal sectors. Previously, he held HR and legal leadership positions at TeleTech Holdings, Inc., a Denver-based provider of customer care services and solutions, including as executive vice president of Global Human Capital. In his capacity as senior vice president of Human Resources at PG&E, he has overseen all areas related to PG&E's workforce attraction, development and retention, and has led the company's efforts to engage and grow talented, motivated and energized employees committed to delivering exceptional service and value to PG&E's customers and shareholders.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves about 16 million Californians across a 70,000 square-mile service area in Northern and Central California. For more information, visit the Web site at http://www.pgecorp.com.